Exhibit 99.6

FIRST AMENDMENT TO
RESTRICTED STOCK AWARD AGREEMENT

SNAP INTERACTIVE, INC.
AMENDED AND RESTATED 2011 LONG-TERM INCENTIVE PLAN

THIS FIRST AMENDMENT TO RESTRICTED STOCK AWARD AGREEMENT (this “Amendment”) is made and entered into as of December 28, 2012, by and between Snap Interactive, Inc., a Delaware corporation (the “Company”) and Darrell Lerner (the “Participant”) for purposes of amending that certain Restricted Stock Award Agreement by and between the Company and the Participant dated as of October 28, 2011 (the “Agreement”).  Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement and the Snap Interactive, Inc. Amended and Restated 2011 Long-Term Incentive Plan.

WHEREAS, the parties desire to amend the Agreement to provide that the Awarded Shares will become 100% vested in the event the Participant incurs a Termination of Service without cause; and

WHEREAS, Section 21 of the Agreement provides that no change or modification of the Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties.

NOW, THEREFORE, in consideration of the mutual promises, conditions and covenants contained herein and in the Agreement, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

1.           Section 3 of the Agreement is amended by deleting the last sentence of said Section in its entirety and substituting in lieu thereof the following new paragraph:

Notwithstanding the foregoing, one hundred percent (100%) of the unvested Awarded Shares immediately shall vest (i) on the date of a Change in Control provided the Participant is employed (or if the Participant is an Outside Director or Contractor, is providing services to) the Company or a Subsidiary on such date; and (ii) on the date of the Participant’s Termination of Service without “cause” (as such term is defined in the written employment or consulting agreement between the Company and the Participant that is in effect on the date of the Participant’s Termination of Service).

2.           Except as amended hereby, the Agreement shall continue in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer, and the Participant, to evidence his consent and approval of all the terms hereof, has duly executed this Amendment, as of the date specified in Section 1 hereof.

COMPANY:

Snap Interactive, Inc.

By:	/s/ Jon D. Pedersen, Sr.
Name:	Jon D. Persen, Sr.
Title:	Chief Financial Officer

PARTICIPANT:

/s/ Darrell Lerner
Signature

Name:	Darrell Lerner